Exhibit (a)(5)(iv)

PHH CORPORATION ANNOUNCES COMMENCEMENT OF TENDER OFFER TO

PURCHASE UP TO $266 MILLION OF ITS COMMON STOCK

Mount Laurel, NJ — August 11, 2017 — PHH Corporation (“PHH” or the “Company”) (NYSE: PHH) announced today the commencement of a modified “Dutch auction” self-tender offer to purchase shares of its common stock for an aggregate amount of up to $266 million in cash.

Pursuant to the tender offer, company stockholders may tender all or a portion of their shares of common stock (i) at a price per share specified by the tendering stockholder (in increments of $0.05) of not greater than $14.25 per share nor less than $13.45 per share (“Auction Tenders”), or (ii) without specifying a purchase price, in which case their shares will be purchased by the Company at the purchase price determined in tender offer (“Purchase Price Tenders”), in each case less applicable withholding taxes and without interest.  The NYSE closing price of PHH’s common stock on August 10, 2017 was $13.95 per share.

The tender offer will expire on September 8, 2017 at 11:59 p.m., New York City time, unless the tender offer is extended or withdrawn by the Company. When the tender offer expires, the Company will determine a single purchase price, which will not be greater than $14.25 per share nor less than $13.45 per share, that the Company will pay for shares, taking into account the number of shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering shares pursuant to Auction Tenders, and that will enable the Company to purchase the maximum number of shares properly tendered having an aggregate purchase price not exceeding $266 million. The Company also reserves the right to purchase up to an additional 2% of its outstanding shares, thereby increasing the aggregate purchase price, pursuant to and without amending or extending the tender offer.

Shares properly tendered pursuant to an Auction Tender will only be eligible for purchase if the price specified in the Auction Tender is equal to or less than the purchase price.  All shares accepted for payment will be purchased at the purchase price determined in the tender offer, regardless of whether any stockholder tendered such shares at a lower price. However, because of the “odd lot” priority, if any, proration and conditional tender provisions described in the Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if shares are properly tendered and not properly withdrawn at or below the purchase price having an aggregate purchase price greater than $266 million. Tenders of shares must be made prior to the expiration of the tender offer and may be withdrawn at any time prior to the expiration of the tender offer, in each case in accordance with the procedures described in the tender offer materials that are being distributed to stockholders. The terms and conditions of the tender offer are set forth in an Offer to Purchase, Letter of Transmittal and related documentation that are being distributed to holders of the Company’s shares and are being filed with the U.S. Securities and Exchange Commission (the “SEC”).

The purpose of the tender offer is a part of the Company’s capital return strategy for stockholders and is indicative of the progress made since the end of the first quarter of 2017 in gaining greater clarity into the amount of excess cash available as the Company continues to execute against its strategic actions and business transformation initiatives.  The Company believes that the tender offer is a prudent use of its financial resources and that a prompt deployment of its available cash for this purpose is in the best interests of its stockholders. The Company  also believes that the tender offer is an efficient mechanism for completing a sizable acquisition of its shares of common stock more rapidly than would be possible through open market purchases, and without its stockholders incurring broker’s fees or commissions associated with open market sales of their shares.  Furthermore, “odd lot holders” who hold shares of common stock registered in their names and tender their shares directly to the Depositary and whose shares are purchased in the tender offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their shares.

The tender offer is not conditioned upon obtaining financing or any minimum number of shares being tendered; however, the tender offer is subject to a number of other terms and conditions, which are specified in the Offer to

Purchase.  In the event that any condition specified in the Offer to Purchase is triggered, the Company may waive, in its discretion, such condition prior to the expiration of the tender offer in order to proceed with the tender offer.

The Company has been advised that certain of its long-standing directors intend to tender a portion of their total shares in the tender offer consistent with the Company’s Non-Employee Director and Employee Share Ownership and Retention Policy.  The Company’s executive officers, however, have informed the Company that they do not intend to tender shares in the tender offer.

Credit Suisse Securities (USA) LLC will serve as dealer manager for the tender offer, MacKenzie Partners, Inc. will serve as information agent for the tender offer and Computershare Trust Company, N.A. will serve as depositary for the tender offer. For more information about the tender offer, please contact MacKenzie Partners, Inc. at (212) 929-5500 or toll-free at (800) 322-2885.

None of the Company, the Company’s affiliates or subsidiaries, the dealer manager, the information agent or the depositary has made or is making any recommendation to the Company’s stockholders as to whether to tender or refrain from tendering their shares or as to the price or prices at which stockholders may choose to tender their shares. Stockholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender and the price or prices at which to tender them. Stockholders are urged to discuss their decision with their tax advisors, financial advisors and/or brokers.

The discussion of the tender offer contained in this press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares. The tender offer is being made only pursuant to the Offer to Purchase, the related Letter of Transmittal, and other related materials mailed or otherwise delivered to stockholders, as they may be amended or supplemented from time to time. Stockholders should read those materials and the documents incorporated therein by reference carefully when they become available because they will contain important information, including the terms and conditions of the tender offer. The Company is filing a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC. The Schedule TO, including the Offer to Purchase, the Letter of Transmittal and other related materials, will also be available to stockholders at no charge on the SEC’s website at www.sec.gov or from the information agent for the tender offer, MacKenzie Partners, Inc. Stockholders are urged to read those materials carefully when they become available prior to making any decisions with respect to the tender offer.

About PHH

Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading provider of end-to-end mortgage solutions through its subsidiary, PHH Mortgage. Its outsourcing model and proven expertise, combined with a strong commitment to operational excellence and customer service, has enabled PHH Mortgage to become one of the largest non-bank originators, servicers and subservicers of residential mortgages in the United States. PHH Mortgage currently provides mortgage solutions for the real estate market and financial institutions, and offers home financing directly to consumers.  For additional information, please visit www.phh.com.

Forward-Looking Statements

This press release contains “forward-looking statements,” including statements as to the amount, timing and manner of the tender offer, which reflect the Company’s current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. The inclusion of this forward-looking information should not be regarded as a representation by PHH or any other person that its future plans, estimates or expectations will be achieved. Such forward-looking statements are subject to risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy, liquidity and planned transactions. Factors which could have a material adverse effect on the Company’s operations, future prospects and value of its shares include, but are not limited to: expectations about changes to its operating expenses; anticipated capital expenditures; expectations about changes in its earnings in equity interests and net income; expectations about the amount of unrecognized tax benefits, the outcome of tax assessment appeals, the adequacy of its existing tax reserves, future tax expenditures, and tax rates; expectations about the sufficiency of its available sources of liquidity to meet normal operating requirements and capital expenditures; expectations regarding the future outcome of legal proceedings in which the

Company is involved; potential adverse effects on its relationships with existing and potential advertisers, suppliers, customers, vendors, distributors, landlords, licensors, licensees, joint venture partners, and other business partners; the value of PHH’s investment assets; the ability of PHH to complete the tender offer and the number of shares it is able to purchase pursuant to the tender offer or otherwise; and the ability of PHH to achieve the benefits contemplated by the tender offer.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. The foregoing should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its Form 10-Q for the quarter ended June 30, 2017 filed with the SEC and other documents the Company files with or furnish to the SEC. Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments the Company anticipates will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company or its business or operations.

Contact Information:

Investors

Hugo Arias

hugo.arias@phh.com

(856) 917-0108

Media

Dico Akseraylian

dico.akseraylian@phh.com

(856) 917-0066